Exhibit 99.2

Greenfield Online FAQ for the goZing Acquisition
February 9, 2005

Who is goZing?
Since 1999, goZing has successfully supplied responsive online sample to marketing research firms worldwide. goZing has developed a proprietary online sample solution to attract, retain and reward highly responsive panelists.

goZing provides clients with access to its online panel of respondents throughout the United States, Asia, Australia, Europe and South America. In addition, goZing provides its clients with survey programming and hosting.

Why is Greenfield Online acquiring goZing?
Greenfield Online believes that, based on publicly available data, this acquisition gives Greenfield Online the largest Internet-only panel in the industry today. The acquisition of goZing elevates the Greenfield Online panel to 4.7 million double opt-in survey takers, representing households containing approximately 12.2 million people, plus an additional 3.6 million single opt-in registrants. Greenfield Online intends to convert to double opt-in status. The goZing acquisition increases the Greenfield online international panel by 50 percent, adding more than 245,000 panel members in the UK, France, Canada, Australia, and the Netherlands. In addition, through the goZing worldwide affiliate network Greenfield Online will now have access to more than 14 million additional survey takers around the globe. In addition, goZing profiles respondents into specialty panels such as Illness and Ailments, Entertainment, Youth, Auto, Physicians, Business, and IT Professionals through its Techopinion.com brand. goZing executives also bring experience managing complementary rewards programs to Greenfield Online, such as PayPal cash rewards, Napster downloads aimed at Teens, as well as Buy.com gift certificates.

FINANCIAL

Will the merger result in layoffs at either or both companies?
As part of the merger, Greenfield Online eliminated 9 positions, mostly in administrative functions that were redundant.

How will the Greenfield Online and goZing customers’ benefit from the acquisition?
This acquisition significantly expands the Greenfield Online panel with a rich and deeply profiled database of survey takers. Customers of both companies will benefit from the availability of a larger pool of well-profiled respondents who willingly provide their opinions.

Will goZing maintain its physical office building, or will it consolidate its staff at Greenfield’s headquarters in Wilton, Connecticut?
Greenfield Online plans to retain the goZing facility in Encino, California, however certain administrative functional areas will be consolidated into Wilton.

Since the three principals of goZing have agreed to stay on as a condition of the merger, has the company agreed upon their titles and roles?
goZing’s three senior executives are joining Greenfield Online in senior management roles. Matt Dusig, goZing’s president becomes SVP Corporate Strategy for Greenfield Online. Gregg Lavin, goZing’s CEO becomes SVP Online Marketing for Greenfield Online. Lance Suder, goZing’s COO becomes Greenfield Online’s SVP West Coast Operations.

What have been goZing’s historical growth rates for revenue and clients?
goZing revenue grew 21% to approximately $13 million in 2004 versus 2003. The number of clients grew to 97 in 2004 more than doubling over the prior year.

As of what date will Greenfield begin to book the revenue generated from goZing?
Greenfield Online will begin booking revenue associated with goZing as of the day following the close of the acquisition — or February 9, 2005 forward.

Will all of goZing’s offices remain open?
goZing has one office in Encino, California, which we will continue to maintain.

Have employment agreements been signed with goZing’s senior management?
Matt Dusig, Gregg Lavin and Lance Suder have signed employment agreements with Greenfield Online.

Are there management earn-outs for future performance and panel retention? If yes, can you provide details?
There are no management earn-outs associated with the transaction. The management of goZing will be eligible to participate in the Greenfield Online company bonus program.

Will Greenfield assume any debt as part of the deal?
Greenfield Online does not assume any debt as part of the transaction.

Can you provide new guidance for 2005 to include the impact of the acquisition?
Greenfield Online expects to provide guidance regarding the impact of the acquisition in conjunction with the announcement of its fourth quarter and full year earnings results for 2004 on February 9, 2005.

What is the strength of the goZing brand in the markets it operates in? Will goZing operate under the Greenfield brand going forward?
goZing and its brand have a favorable reputation. However, going forward, the marketing research portion of the business will operate under the Greenfield Online brand. In addition, Greenfield Online plans to create a separate division called goZing Network that will provide online marketing and panel recruitment services to other companies serving the marketing research industry.

What does Greenfield Online plan to do with goZing’s cellular reseller business?
This portion of the business is not complementary to our current business model and was discontinued effective February 8, 2005.

Are there any markets where goZing brings a particular strength?
goZing brings excellent capabilities in the international market by enabling Greenfield Online to immediately expand its international panel by approximately 50%. Like Greenfield Online, goZing has profiled its panelists for various specialty panels such as Illnesses and Ailments, Entertainment, Youth, Auto, Physicians, Business, and IT Professionals

PANEL & MARKET

How much overlap existed between the Greenfield Online Panel and the one operated by goZing?
The total panel size reflected in the press release combines the total number of respondents in both panels together after cleansing, overlap and single vs. double-opt-in issues were addressed. The Company believes that the total overlap between the goZing and Greenfield Online panels to be approximately 23%. After accounting for duplicates and segregating single-opt-in panelists for conversion, the total increase in double-opt-in panelists from the goZing acquisition is expected to be approximately 1 million.

You state that this acquisition gives you the largest Internet-only panel in the industry today. In addition to size, what other advantages, if any, does your new panel have over competing Internet-only panels?
When Greenfield Online reports a total panel count — it includes only active double-opt-in panelists. Greenfield Online defines “active” as panelists that have signed up to become part of the panel, and/or took a survey within the past 12 months. Other companies report their total panel size differently than does Greenfield Online. Both Greenfield Online and goZing deeply profile their panelists during their tenure as members. Greenfield Online believes that this combined panel has significant depth of information about each panelist, enabling the Company to target respondents with a greater level of granularity to find niche, harder to reach groups for our clients. This acquisition gives Greenfield Online the critical mass necessary to complete lower incidence studies from a single source.

Now that you have what you believe to be the largest Internet-only panel, do you have any remaining gaps and/or weaknesses you must address?
We will continue to look for opportunities to increase our panel counts in key, difficult to reach demographics such as men, teens, Hispanics, healthcare, and to increase our breadth and depth internationally.

When will integration of the panel be completed?
Evaluating synergies and consolidating panel recruitment efforts under one banner will begin immediately. We believe given the size of the panel that full integration of the goZing panel into the Greenfield Online panelist database and registration system will take about six months.

What percentage of the goZing panel is international? Breakout by regions?
The majority of the goZing panel is U.S.-based. However, goZing has built a panel of approximately 245,000 respondents across the following countries: UK, France, Canada, Australia, and the Netherlands. In addition, through the goZing worldwide affiliate network Greenfield Online will now have access to more than 14 million additional survey takers around the globe.

What percentage of goZing’s client base is U.S. based vs. international?
goZing’s clients totaled 97 in 2004, 88 were domestic and 9 were internationally based.